Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116864 (as amended by Post-Effective Amendment No.1), 333-143164, 333-159422 (as amended by Post-Effective Amendment No. 1), 333-159458 and 333-190253 on Form S-8 of our reports dated February 16, 2017, relating to the consolidated financial statements and financial statement schedule of Cabela’s Incorporated and Subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cabela’s Incorporated for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
February 16, 2017